EXHIBIT P

PRESS RELEASE

Rio Tinto plc
2 Eastbourne Terrace
London W2 6LG
United Kingdom
T +44 (0) 20 7781 2000
F +44 (0) 20 7781 1800
Media release
Rio Tinto acquires shares in Ivanhoe Mines

30 July 2012

Rio Tinto acquired 133,571,192 common shares under Ivanhoe’s rights offering at a total cost of US$934,998,344 or US$7.00 per share. The purchase represents approximately 51 per cent of the common shares offered under the rights offering. The rights offering, which closed today, was fully subscribed.

Prior to the completion of the rights offering, Rio Tinto owned 377,397,658 common shares of Ivanhoe representing approximately 51 per cent of the outstanding common shares. Upon the completion of the rights offering, Rio Tinto owned 510,968,850 common shares representing approximately 51 per cent of the outstanding common shares.

Rio Tinto also owns 74,247,460 Series D Warrants of Ivanhoe after adjustment to give effect to the rights offering. If Rio Tinto were to fully exercise the Series D Warrants, Rio Tinto would acquire an additional 74,247,460 common shares. Following such issuance, Rio Tinto would own 585,216,310 common shares representing 54.4 per cent of the outstanding common shares.

Rio Tinto has anti-dilution rights that permit it to acquire additional securities of Ivanhoe so as to maintain its proportional equity interest in Ivanhoe. Rio Tinto also has the right, until 24 October 2012, to acquire additional Ivanhoe securities under its equity financing right of first offer.

The purpose of Rio Tinto acquiring additional shares under Ivanhoe’s rights offering was to honour its contractual obligations to Ivanhoe and to provide additional funding to Ivanhoe to ensure the timely development of Ivanhoe’s Oyu Tolgoi copper-gold mine in Mongolia.

Rio Tinto has no present intention of acquiring additional securities of Ivanhoe. Depending upon its evaluation of the business, prospects and financial condition of Ivanhoe, the market for Ivanhoe’s securities, general economic and tax conditions and other factors, Rio Tinto may acquire or sell some or all of the securities of Ivanhoe.

About Rio Tinto

Rio Tinto is a leading international mining group headquartered in the UK, combining Rio Tinto plc, a London and New York Stock Exchange listed company, and Rio Tinto Limited, which is listed on the Australian Securities Exchange.

Rio Tinto’s business is finding, mining, and processing mineral resources. Major products are aluminium, copper, diamonds, thermal and metallurgical coal, uranium, gold, industrial minerals (borax, titanium dioxide and salt) and iron ore. Activities span the world and are strongly represented in Australia and North America with significant businesses in Asia, Europe, Africa and South America.

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For further information, or to obtain a copy of Rio Tinto’s early warning report once it is filed with the Canadian securities regulators, please contact:
Media Relations, EMEA / Americas Illtud Harri Office: +44 (0) 20 7781 1152 Mobile: +44 (0) 7920 503 600 Christina Mills Office: +44 (0) 20 7781 1154 Mobile: +44 (0) 7825 275 605	Investor Relations, London Mark Shannon Office: +44 (0) 20 7781 1178 Mobile: +44 (0) 7917 576597 David Ovington Office: +44 (0) 20 7781 2051 Mobile: +44 (0) 7920 010 978

Media Relations, Australia / Asia

David Luff

Office: +61 (0) 3 9283 3620

Mobile: +61 (0) 419 850 205

Karen Halbert

Office: +61 (0) 3 9283 3627

Mobile: +61 (0) 412 119 389

Bruce Tobin

Office: +61 (0) 3 9283 3612

Mobile: +61 (0) 419 103 454

Investor Relations, Australia Dave Skinner Office: +61 (0) 3 9283 3628 Mobile: +61 (0) 408 335 309 Christopher Maitland Office: +61 (0) 3 9283 3063 Mobile: +61 (0) 459 800 131
Media Relations, Canada Bryan Tucker Office: +1 (0) 514 848 8151 Mobile: +1 (0) 514 825 8319	Investor Relations, North America Jason Combes Office: +1 (0) 801 204 2919 Mobile: +1 (0) 801 558 2645

Website:	www.riotinto.com
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